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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Riley                                 Donald                        R.
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(Last)                               (First)                     (Middle)

600 Kellwood Parkway
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                                  (Street)

Chesterfield                                   MO                  63017
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Kellwood Company  KWD
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

3/5/03
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director                                    10% Owner
-----                                       -----
  X     Officer (give title below)                  Other (specify title below)
-----                                       -----
VP and CIO
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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
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
                                                                4.                             5.              6. Own-
                                                                Securities Acquired (A) or     Amount of       ership
                                                   3.           Disposed of (D)                Securities      Form:      7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)            Beneficially    Direct     Nature of
                      2.            Deemed         Code         ------------------------------ Owned Following (D) or     Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)            Reported        Indirect   Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price   Transaction(s)  (I)        Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)            (Instr. 3       (Instr. 4) (Instr. 4)
                      Day/Year)     Day/Year)                                                  and 4)
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Common Stock          3/5/03                       A              2,142                $25.05  3,065            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                    PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                              TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                  2.                                                                                      ative     ship
                  Conver-                          5.                            7.                       Secu-     Form of  11.
                  sion                             Number of                     Title and Amount         rities    Deriv-   Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     ative    of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  Secu-    In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     rity:    direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following Direct   Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  (D) or   ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secu-   Trans-    Indirect Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number rity    action(s) (I)      ship
Security          Secu-   Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        rity    Year)   Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)        4)       4)
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Employee Stock
Option (right
to buy)(1)(2)     $25.05  3/5/03           A       4,500        (3)      3/5/13  Common    4,500                     D
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Employee Stock
Option (right
to buy)(4)        $25.05  3/5/03           A       1,500        (3)      3/5/13  Common    1,500                     D
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
Explanation of Responses:

(1) Grant of tax withholding right to pay withholding taxes due upon the exercise of an option.
(2) Granted under the Kellwood Company 1995 Omnibus Incentive Stock Plan - NQ.
(3) 1/5 exercisable on each anniversary date of grant.
(4) Granted under the Kellwood Company 1995 Omnibus Incentive Stock Plan - ISO.


                             /s/ Donald R. Riley                   3/6/03
                             -------------------------------    -------------
                             **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.